Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Clacendix, Inc. (a Development Stage Company commencing January 1, 2008. on Form S-8 [File No. 333-139072] of our report dated March 26, 2009, with respect to our audits of the consolidated financial statements of Clacendix, Inc. as of December 31, 2008 and December 31, 2007 for the years then ended, which report is included in this Annual Report on Form 10-K of Clacendix, Inc. for the year ended December 31, 2008.

/s/ Marcum & Kliegman LLP

New York, New York
March 26, 2009